Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Kura Sushi USA, Inc.

17932 Sky Park Circle, Suite H

Irvine, California 92614

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Kura Sushi USA, Inc. (the “Company”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement, any amendment or supplement thereto and any such subsequent registration statement.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 1st day of July, 2019.

/s/ Shintaro Asako
Shintaro Asako